Exhibit 16.1

March 24, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Tengjun Biotechnology Corp. Commission File Number 333-169397

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated March 24, 2023, of Tengjun Biotechnology Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.”

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA